Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

WK Kellogg Co

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	5,142,000(3)	$7.59	$39,027,780	0.00011020	$4,300.86

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	2,500,000(4)	$7.59	$18,975,000	0.00011020	$2,091.05

Total Offering Amounts					$58,002,780		$6,391.91

Total Fee Offsets							$—

Net Fee Due							$6,391.91

(1)

Pursuant to Rule 416 under the Securities Act, this Registration Statement covers (i) such additional number of shares of common stock, par value $0.0001 per share, of the Registrant (“Common Stock”) issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement.

(2)

Based on the estimated book value of the Common Stock as of July 1, 2023. The book value per share of Common Stock was calculated based on the Registrant’s unaudited combined balance sheet as of July 1, 2023.

(3)	Consists of 5,142,000 shares of Common Stock estimated to be reserved for issuance under the WK Kellogg Co 2023 Long-Term Incentive Plan.
(4)	Consists of 2,500,000 shares of Common Stock estimated to be reserved for issuance under the WK Kellogg Co 2023 Employee Stock Purchase Plan.